Exhibit 10.1

Fifth Amendment
to
Employment Agreement

This Fifth Amendment to Employment Agreement (the “Fifth Amendment”), is being entered into effective December 31, 2017 by and between ImageWare Systems, Inc., a Delaware corporation (the “Company”) and Mr. David Harding (the “Executive”).

Whereas, the Company and Executive entered into an Employment Agreement dated as of January 1, 2013 and subsequently amended on November 1, 2013, January 9, 2015, December 14, 2015, and on October 20, 2016 (as amended, the “Employment Agreement”);

WHEREAS, the Executive continues to perform valuable services for the Company and the Company desires to assure itself of the continuing services of Executive; and

WHEREAS, in consideration of the foregoing and in order to amend the terms of the Agreement and to provide for the continued services of the Executive in accordance with the present intent of the Company and the Executive.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, and in further consideration of the mutual covenants contained in the Employment Agreement, the parties do hereby agree that the Employment Agreement is hereby amended as follows:

1.
Section “3. Term of Agreement” strike the language “continue until December 31, 2017” and replace it with “continue until December 31, 2018”.

2.
Except as expressly amended herein, the Employment Agreement shall continue and be in full force in all respects.

/s/ James Miller	/s/ David Harding
ImageWare Systems, Inc. Chairman and CEO February 7, 2018	David Harding